Exhibit 99.2

           Techlabs Receives Investment from Eline Entertainment Group

Jensen Beach, Florida - March 06, 2007 - Techlabs, Inc. (OTC Bulletin Board:
TELA) reported that Eline Entertainment Group, Inc.'s (OTC Pink Sheets: EEGI) has consummated its investment in Techlabs, having issued to Techlabs ten million shares (10,000,000) of its common stock in exchange for a ten percent (10%) interest in a subsidiary of Techlabs, through which Techlabs is pursuing certain ventures in the Caribbean basin and South America. Most notable is Techlabs' planned acquisition of a minimum of a 51% interest in Venezuelan-based Corporacion SportAlum C.A. Techlabs recently entered into a letter of intent with the principals of SportAlum and is currently in the midst of a due-diligence effort with respect to the proposed transaction. SportAlum specializes in the fabrication, sale and installation of sport seating solutions for stadiums, arenas and other sports and entertainment facilities around the world.

Additionally the Company noted recent government data below regarding the 2006 economy of Venezuela.

Economy Venezuela (Source US Department of State)
-  GDP (2006): $169 billion.
-  Annual growth rate (2006): 10.3%.
-  GDP per capita (2006): $6,250.
-  Government expenditures: 32% of GDP.
- Natural resources: Petroleum, natural gas, coal, iron ore, gold, diamonds, bauxite, other minerals, hydroelectric power.
-  Petroleum industry (15 % of GDP): Oil refining, petrochemicals.
- Manufacturing (17% of GDP): Types--iron and steel products, paper products, aluminum, textiles, transport equipment, consumer products.
- Agriculture (3% of GDP): Products--corn, sorghum, rice, bananas, vegetables, coffee, beef, pork, milk, eggs, fish. - Trade: Exports (2006)--$64.5 billion: petroleum ($ 57.8 billion), aluminum, steel, chemical products, iron ore, cigarettes, plastics, fish, cement, and paper products. Major markets
   (2005)--U.S. 57.5%, the Netherlands 5.2%, Mexico, 4.5%, Colombia 4.5%.
   Imports (2006)--$31.3 billion: consumer goods, machinery and transport equipment, manufactured goods, construction materials. Major suppliers
   (2006)--U.S. 30.2%, Brazil 10.1, Colombia 9.9%, Mexico 6.8%, China 6.7%.
-  Exchange rate (Jan. 2007): 2,150 Bolivars = U.S. $1.

Techlabs further noted that Eline Entertainment Group's Storm Depot International subsidiary reported last week that it has an agreement in place to add another dealer for its hurricane protection products in Palm Beach County, Florida. In making that announcement, Ellis Hyers, President of Storm Depot International, said, "We are committed to establishing a solid Dealer network throughout Florida and to be ready for what is predicted to be a busy 2007 hurricane season."

According to the University of Colorado's Forecast team, 2007 will be an above average year for hurricane activity. Their report states, "We foresee an above-average Atlantic basin tropical cyclone season in 2007. We anticipate an above-average probability of United States major hurricane landfall." The report was issued December 8, 2006 and will be updated in April 2007. The University of Colorado's forecast predicts 14 named storms and 7 hurricanes, with 3 being major hurricanes. The report further stated that there was a 64% chance of U.S. landfall versus a historical average for the last century of 52%.

About Techlabs Techlabs is a developer of emerging businesses. The Company's primary focus is centered on developing business opportunities in the Caribbean basin and South America, including its planned acquisition of a minimum of a 51% interest in Venezuelan-based Corporacion SportAlum C.A, which specializes in the fabrication, sale and installation of sport seating solutions for stadiums, arenas and other sports and entertainment facilities around the world.

For further information regarding the company, contact Techlabs, Inc. at (267) 350-9210.

This press release contains forward-looking statements, some of which may relate to Techlabs, Inc. and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Techlabs, Inc.'s filings with the Securities and Exchange Commission.